Exhibit 5.2

DRAFT DATED 9 SEPTEMBER 2025 - FOR DISCUSSION PURPOSES SUBJECT TO OPINION COMMITTEE APPROVAL AND RECEIPT AND REVIEW OF FINAL DOCUMENTS

Amsterdam, [10] September 2025 (the Date) The Addressees listed in Schedule 1 (the Addressees)	Norton Rose Fulbright LLP Advocaten, Notarissen & Solicitors 2Amsterdam 15th floor Eduard van Beinumstraat 34, 1077 CZ Amsterdam PO Box 94142 1090 GC Amsterdam The Netherlands

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LEGAL OPINION – US$1,000,000,000 5.500% GLOBAL NOTES DUE 2036 / SUZANO NETHERLANDS B.V.

Dear Addressees,

We refer to a form F3 registration statement as filed with the Securities and Exchange Commission on 30 April 2025 (the Registration Statement), which includes a base prospectus dated 30 April 2025 (the Base Prospectus) which contemplates the issuance by Suzano Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands and registered with the trade register of the Chamber of Commerce (Kamer van Koophandel) (the Trade Register) under number 92243207 (the Company) of debt securities in the form of notes subject to the terms thereof (Notes) and listing on the New York Stock Exchange, to be guaranteed by Suzano S.A., in connection with which the Company entered into a first supplemental indenture dated as of [10] September 2025 between the Company as Issuer, Suzano S.A. as Guarantor and The Bank of New York Mellon as Trustee (the Opinion Document). You have asked us to render an opinion pertaining to the Company in connection with certain matters of Dutch law relating to the Opinion Document.

Part 1 of this opinion letter sets out the background of the opinions set out in part 2. Part 3 explains their scope, part 4 describes the assumptions on which they are made and part 5 contains the qualifications to which they are subject. This opinion letter is governed by Dutch law and is subject to the exclusive jurisdiction of the courts competent in Amsterdam, the Netherlands.

We consent to the filing of this letter of opinion as an exhibit to the Form 6-K filed by the Guarantor with the U.S. Securities and Exchange Commission and incorporated by reference into the Prospectus Supplement and to the use of our name under the heading “Legal Matters” in the Prospectus Supplement.

Yours faithfully

/s/ Norton Rose Fulbright LLP
Norton Rose Fulbright LLP

Norton Rose Fulbright LLP is a limited liability partnership registered in England and Wales with number OC328697, and is authorised and regulated by the Solicitors Regulation Authority. A list of its members and of the other partners is available at its registered office, 3 More London Riverside, London SE1 2AQ; reference to a partner is to a member or to an employee or consultant with equivalent standing and qualification employed or engaged by Norton Rose Fulbright LLP or any of its affiliates.

Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

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1	Background

1.1	We have acted as Dutch law legal advisers to the Company in relation to the Opinion Document. Our client has requested us to give you this opinion letter. We do not undertake any responsibility to you other than in relation to this opinion letter.

1.2	We have examined originals or copies of the following documents:

(a)	the Registration Statement, including the Base Prospectus;

(b)	a final prospectus supplement dated 3 September 2025 (the Prospectus Supplement);

(c)	the executed Opinion Document;

(d)	an excerpt (uittreksel) from the Trade Register dated [10] September 2025 relating to the Company (the Excerpt);

(e)	the deed of incorporation (akte van oprichting) of the Company dated 12 December 2023 (the Deed of Incorporation), containing its articles of association (statuten) (the Articles of Association); and

(f)	a written board resolution of the Company dated 28 August 2025 (the Board Resolution), which contains the resolution of the board of managing directors (bestuur) of the Company (the Board) that the Company is to enter into the Opinion Document.

1.3	In addition, we have obtained the following confirmations on the Date:

(a)	confirmation from the Chamber of Commerce that the Excerpt is up to date in all material respects; and

(b)	online confirmation obtained from the central insolvency register (Centraal Insolventieregister) of the Netherlands that the Company is not registered as having been granted a (provisional) suspension of payments ((voorlopige) surseance van betaling) or declared bankrupt (failliet verklaard),

(the confirmations under (a) and (b) above are collectively referred to as the Confirmations).

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2	Opinions

Based on, and subject to, the other provisions of this opinion letter, we render the following opinions at the Date:

Existence

2.1	The Company has been duly incorporated and validly exists under Dutch law as a private company with limited liability.

Execution and corporate action

2.2	The Company has taken all necessary corporate action to authorise its entry into and execution of the Opinion Document and the performance of its obligations under the Opinion Document and has the corporate power and authority to enter into and execute the Opinion Document and to perform its obligations under the Opinion Document.

2.3	No further corporate action is required to be taken by the Company to publish the Prospectus Supplement or to ensure the validity, binding effect and enforceability against the Company of any issuance of Notes pursuant to the Opinion Document.

2.4	The Opinion Document has been validly executed on behalf of the Company.

No conflict with Dutch law or the Articles of Association

2.5	Neither the execution of the Opinion Document or the publication of the Prospectus Supplement issuance of any Notes by the Company nor the performance by it of its obligations thereunder conflicts with or violates Dutch law or the Articles of Association.

No consent

2.6	No approval, authorisation or other action by or filing with any Dutch governmental authority, is required in connection with the execution by the Company of the Opinion Document, the publication of the Prospectus Supplement or the issuance of any Notes and the performance by it of its obligations thereunder.

Choice of law

2.7	The choice of the laws of the State of New York law (New York Law) as the law governing the Opinion Document is valid and binding under Dutch law, and New York Law will accordingly be applied by the Dutch courts in respect of the Opinion Document or any claim thereunder upon proof of the relevant terms of New York Law.

Submission to jurisdiction

2.8	Dutch law does not restrict the validity, binding effect on or enforceability against the Company of the submission to the jurisdiction of any U.S. federal or New York State court in the Borough of Manhattan, The City of New York in the Opinion Document.

No immunity

2.9	Neither the Company nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement) in relation to the Opinion Document.

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3	Scope

3.1	For the purpose of this opinion letter, we have examined and solely relied upon copies of the documents listed in paragraph 1.2 above.

3.2	The opinions expressed herein are limited to Dutch law as currently interpreted by the Dutch courts in published case law as at the Date. We do not express an opinion on the law of any jurisdiction other than the Netherlands. Furthermore, we do not express an opinion on international law (including but not limited to rules established under or by treaties or international organisations such as the European Union) unless implemented in Dutch law and, if implemented, we do not express an opinion on, whether Dutch law complies with such rules of international law or whether the provisions under international law have been correctly implemented in Dutch law. In addition no opinion is expressed on any tax matters and competition law, including state aid and public procurement law.

3.3	We express no opinion on matters of fact and have undertaken no factual investigation in connection with the transactions contemplated by the Opinion Document. We express no opinion on the accuracy of the assumptions contained in part 4.

3.4	This opinion letter is limited to the matters expressly stated in part 2. In particular, we express no opinion as to the accuracy of any representation or warranty given by the Company or any other party (expressed or implied) under or by virtue of the Opinion Document.

3.5	Our examination has been limited to the text of the Opinion Document and we have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

3.6	Each statement which has the effect of limiting this opinion letter is independent of any other such statement and is not to be impliedly restricted by it. Paragraph headings used in this opinion letter are for the ease of reference only and shall not affect the interpretation hereof. References herein to the plural include the singular and vice versa. This opinion letter expresses Dutch legal concepts in English terms and not in their original Dutch terms. Wherever Dutch terms are included for clarification, the meaning of such Dutch terms shall prevail for the purpose of interpretation of this opinion letter. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion letter may therefore only be relied upon under the condition that any issues of interpretation or liability arising thereunder will be governed by Dutch law and be brought exclusively before a Dutch court.

3.7	This opinion letter is given for the sole benefit of the Addressees in connection with the transactions contemplated by the Opinion Document and may not without our prior written consent in each instance be relied upon for any other purpose or relied upon by any person, firm, company or institution other than the Addressees.

3.8	This opinion letter may not be disclosed to any person other than (i) to those persons who, in the ordinary course of business of the Addressees have access to their papers and records or are entitled by law to see them (such as assignees, auditors, investors, professional advisors or regulatory authorities); (ii) by filing of this opinion letter as an exhibit to a Form 6-K to be filed with the U.S. Securities and Exchange Commission or (iii) as required by law or regulation, in each case on the basis that those persons will make no further disclosure.

3.9	This opinion letter may only be relied upon under the condition and limitation that the liability of any party having liability hereunder is limited to the amount available and paid under the insurance coverage for professional indemnity (beroepsaansprakelijkheid) in regard to this opinion letter.

3.10	This opinion letter is rendered at the Date. We have no duty to keep you informed of subsequent developments which might affect this opinion letter.

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4	Assumptions

We have made the following assumptions:

4.1	All factual matters, statements and results of our investigation relied upon or assumed herein, including the factual matters and statements included in the documents listed in paragraph 1.2, are true, correct and complete on the Date.

4.2	Each signature set on the documents listed in paragraph 1.2 above is the genuine signature of the individual concerned and that individual has in fact set that signature.

4.3	In relation to any electronic signature (elektronische handtekening) used to sign any document listed in paragraph 1.2 other than any qualified electronic signature (elektronische gekwalificeerde handtekening), the signing method used for that electronic signature is sufficiently reliable, taking into account the purpose for which that electronic signature was used and all other circumstances.

4.4	All documents submitted to us as originals are authentic, correct and complete. All documents submitted to us as copies conform to the authentic originals thereof and are correct and complete.

4.5	The Opinion Document is not (wholly or in part) void, voidable, unenforceable, ineffective or otherwise capable of being affected as a result of any vitiating matter (such as mistake (dwaling), duress (bedreiging), undue influence (misbruik van omstandigheden), fraud (bedrog), misrepresentation or breach of directors' duties, illegality or public policy).

4.6	The Deed of Incorporation is a valid notarial deed (authentieke akte) and there were no defects in the incorporation of the Company on the basis of which the Company does not exist or might be dissolved. Although not constituting conclusive evidence thereof, this assumption is supported by the fact that, appearing on the face of the Deed of Incorporation, there were no defects in the incorporation of the Company.

4.7	The Articles of Association contain the articles of association of the Company as in force on the Date. Although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Confirmations and the Excerpt.

4.8	The information set forth in the Excerpt is correct on the Date. Although not constituting conclusive evidence thereof, this assumption is supported by the Confirmations.

4.9	The resolutions contained in the Board Resolution were validly adopted and remain in full force and effect without modification and the confirmations contained therein are correct.

4.10	(a) Each party to the Opinion Document and any Note other than the Company is duly incorporated and validly exists under applicable law, and to the extent required is in good standing, has all requisite power (corporate and otherwise), capacity and authority to enter into, execute and deliver (where such concept is legally relevant) and to perform its obligations under the Opinion Document and any Note under all applicable laws, and (b) the Opinion Document have been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company.

4.11	It is conducive to the Company’s corporate interests (vennootschappelijk belang) to enter into the Opinion Document and issue the Notes. Although not constituting conclusive evidence, this assumption is supported by the confirmations or declarations of the Board as set out in the Board Resolution.

4.12	The Company will, after the consummation of the transactions contemplated by the Opinion Document, be able to meet its obligations and, at the time of entering into the Opinion Document and issuance of the Notes, the Board had no reasons to believe that:

(a)	the interests of any (present or future) creditors of the Company will be prejudiced as a result of the transactions contemplated by the Opinion Document; or

(b)	the continuity of the Company is in danger or will be endangered by entering into and/or performing any obligation under the Opinion Document.

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Although not constituting conclusive evidence, this assumption is supported by the confirmations or declarations of the Board as set out in the Board Resolution.

4.13	The Company has not been dissolved (ontbonden), granted a suspension of payments (surseance van betaling) or declared bankrupt (failliet verklaard). Although not constituting conclusive evidence thereof, this assumption is supported by (i) the contents of the Excerpt, (ii) the Articles of Association, and (iii) the Confirmations.

4.14	The “centre of main interests” of the Company, as referred to in the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on Insolvency Proceedings (recast) (as last amended by the Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021) (as may be amended) (the EU Insolvency Regulation) is and has always been located in the Netherlands.

4.15	All necessary licences, authorisations, permissions, consents and exemptions by or from any public or semi-public authority or agency of any country other than the Netherlands which are required in connection with the entry into, execution and performance by each of the parties to the Opinion Document have been obtained and are in full force and effect.

4.16	All necessary licences, authorisations, permissions, consents and exemptions by or from any public or semi-public authority or agency of the Netherlands which are required in connection with the entry into, execution and performance of the Opinion Document by each of the parties to the Opinion Document other than the Company have been obtained and are in full force and effect.

4.17	The Opinion Document and each Note is valid and binding on the parties thereto and enforceable against those parties in accordance with its terms, under any law other than Dutch law.

4.18	There are no facts relevant to this opinion letter that do not appear from the documents listed in paragraph 1.2.

4.19	Insofar as any obligation under the Opinion Document or any Note falls to be performed in any jurisdiction outside the Netherlands, its performance will not be illegal or ineffective under the laws of that jurisdiction.

4.20	The entry into the Opinion Document and the transactions contemplated thereby, do not constitute or result in a conflict of interest (tegenstrijdig belang) within the meaning of section 2:239(6) of the Dutch Civil Code between any member of the Board and the Company or the enterprise connected thereto. Although not constituting conclusive evidence thereof, this assumption is supported by the confirmations of the Board set out in the Board Resolution.

4.21	The general meeting (algemene vergadering) of the Company has not subjected any resolutions of the Board to its approval pursuant to article 20.1 of the Articles of Association. Although not constituting conclusive evidence thereof, this assumption is supported by the confirmations of the Board set out in the Board Resolution.

4.22	The Company does not have a works council (ondernemingsraad), all requirements under the Works Councils Act (Wet op de ondernemingsraden) have been complied with and no advice is required to be sought from any other works council in the group of companies with which the Company forms a group in respect of the Opinion Document and the transactions contemplated thereby. Although not constituting conclusive evidence thereof, this assumption is supported by the confirmations of the Board set out in the Board Resolution.

4.23	The Notes will, in accordance with the section of the Prospectus Supplement entitled "Selling Restrictions", not be issued or traded in the Netherlands.

4.24	No law of any jurisdiction other than the Netherlands has any bearing on this opinion letter.

4.25	The assets of the Company are not intended for public use (openbare dienst).

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5	Qualifications

This opinion letter is subject to the following qualifications:

5.1	The opinions expressed herein may be affected by and are subject to the provisions of laws concerning insolvency, including but not limited to any of the insolvency proceedings referred to in article 2(4) of the EU Insolvency Regulation or listed in Annex A thereto, any of the public (openbare) or private (besloten) proceedings for a composition plan outside of bankruptcy (akkoordprocedure buiten faillissement), moratorium, reorganisation, liquidation, fraudulent conveyance/wrongful or fraudulent trading (actio pauliana), deactivation of ipso facto clauses and compulsory dissolution (ontbinding) of a company, force majeure (overmacht) and other laws of general application relating to or affecting rights of creditors (including set-off and statutory preferences) in any relevant jurisdiction.

5.2	The enforcement of an agreement or arbitral award in a Dutch court will be subject to the rules of civil procedure as applied by the Dutch courts. Specific performance may not always be available under Dutch law. The Opinion Document may need to be translated into Dutch when used in Dutch judicial proceedings. A provision to the effect that concurrent proceedings may be taken against the Company in different jurisdictions may not be enforceable in the Dutch courts.

5.3	We note that under Dutch law a bankruptcy (faillissement) or a (provisional) suspension of payment (surseance van betaling) is retroactive to 00.00 hours on the date of the bankruptcy or (provisional) suspension of payments judgment. As a result it cannot be ruled out that at the Date a bankruptcy or (provisional) suspension of payment may have occurred.

5.4	Under Dutch law a power of attorney (volmacht), including a mandate (lastgeving), whether or not irrevocable, granted by a Dutch company will terminate without notice by force of law upon bankruptcy of such company. It is possible that the appointment by a Dutch company of a process agent would be deemed to constitute a power of attorney or a mandate. To the extent that Dutch law applies, (a) a power of attorney can be made irrevocable only (i) insofar as it has been granted for the purpose of performing a legal act in the interest of the authorised person or a third party and (ii) subject to any amendments made or limitations imposed by the courts on serious grounds (gewichtige redenen) and (b) a power of attorney can only be exercised by the attorney in fact being the recipient of a legal act (Selbsteintritt) if no conflict of interest can arise within the meaning of section 3:68 of the Dutch Civil Code, unless stipulated otherwise in the power of attorney.

5.5	If a legal act (rechtshandeling) performed by a Dutch legal entity (such as the Company) is not in the entity's corporate interest, the act may exceed the entity's corporate power, may violate its articles of association and may therefore be nullified pursuant to section 2:7 of the Dutch Civil Code if the recipient to the act knew or should have known that such legal act was not in the entity's corporate interest. The object clause, though an important element is not by itself decisive.

5.6	The opinion expressed in paragraph 2.7 (Choice of law) is subject to the provisions of the Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I) (OJ 2008, L 177, 6).

5.7	Under Dutch law, notwithstanding the recognition of New York Law as the governing law of the Opinion Document, the competent Dutch courts:

(a)	may give effect to the laws of another jurisdiction with which the situation has a close connection, if and insofar as, under the law of that jurisdiction, that law is mandatory irrespective of the governing law of the Opinion Document or any other document;

(b)	will apply Dutch law where and insofar as it is mandatory irrespective of the governing law of the Opinion Document or any other document;

(c)	may refuse the application of the governing law(s) if such application is manifestly incompatible with public policy of the Netherlands; and

(d)	shall have regard to the laws of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

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5.8	The law which governs a contract may not be determinative of all issues which arise in relation to that contract. For instance, other laws may be relevant to the determination of issues regarding rights in rem (goederenrechtelijke vraagstukken).

5.9	If a creditor has obtained a judgment expressed in a foreign currency enforceable in the Netherlands, enforcement against a debtor’s assets located in the Netherlands of such judgment may be executed in the foreign currency, except if the proceeds of a certain asset are to be distributed among several creditors according to their priority and a statement of distributions (rangregeling) is made to that effect by the competent judge; in that event all claims expressed in a foreign currency will be converted for their estimated value in Euro at the exchange rate prevailing at the time the statement of distributions is made.

5.10	If a party to the Opinion Document or holder of a Note is controlled by or otherwise connected with a person, organisation or country, which is currently the subject of United Nations, European Union or Netherlands sanctions, implemented, effective or sanctioned in the Netherlands under the Sanction Act 1977 (Sanctiewet 1977), the General Customs Act (Algemene Douanewet), the Economic Offences Act (Wet Economische Delicten) or the Act on the Financial Supervision (Wet op het financieel toezicht), or is otherwise the target of any such sanctions, the obligations of the Company to that party may be unenforceable, void or otherwise affected.

5.11	The concepts of “trust”, “delivery of documents”, “deed” and “seal” as known in common law jurisdictions are not known as such under Dutch law.

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Schedule 1
The Addressees

1	Suzano Netherlands B.V. Barbara Strozzilaan 201 Office 4.10 1083 HN Amsterdam The Netherlands

2	Suzano S.A. Av. Professor Magalhães Neto 1752 Pituba, Salvador, Bahia Brasil

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